Exhibit 3.1a

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               DELTA MUTUAL, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Delta Mutual, Inc. (the "corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:


         FIRST: That the Board of Directors of the corporation on June 14, 2004, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:


         RESOLVED, that the Board of Directors declares advisable, and recommends to the stockholders for adoption, the following amended Fourth Article to replace, in its entirety, the Fourth Article of the corporation's Certificate of Incorporation:

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, having a par value each of One-hundredth of One Cent ($0.0001) per share.


         SECOND: That the amendment was fully approved and adopted by the affirmative vote of the majority of outstanding shares of Common Stock at the Annual Meeting of Stockholders held on August 30, 2004, in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this 1st day of September, 2004.

                                        Delta Mutual, Inc.


                                        By: /s/ Peter F. Russo
                                        ------------------------------
                                        President
ATTEST:


/s/ Martin G. Chilek
----------------------------
Assistant Secretary